Exhibit 10.34
Emro Marketing Company
Deferred Compensation Plan
Article I
I.	Purpose
This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. Such personnel will be permitted to elect to defer receipt of a percentage of their gross pay as hereinafter defined.
Article II
II.	Eligibility
Select employees of Emro Marketing Company (including its subsidiaries Emro Propane Company and the Bosart Company) (“Company”) who serve in a management capacity with the Company or who are highly compensated shall be eligible to receive an offer of participation in the Plan. Solely for purposes of this Plan, individuals who have accepted employment with the Company but have not yet commenced active employment will be deemed to be employees of the Company. The Officers Compensation Committee shall have the sole discretion to determine whether or not a given employee is serving in a management capacity or is highly compensated for purposes of this Plan. The Officers Compensation Committee of the Company shall also have the sole discretion, but no obligation, to make an offer of participation under this Plan to an individual who is eligible to receive an offer. Every individual who is entitled to receive benefits under this Plan by reason of their acceptance of an offer to participate shall be known as a Participant. Every individual who is entitled to receive benefits under this Plan by reason of another individual’s death shall be known as a Beneficiary. The Beneficiary of a Participant under this Plan shall be such Beneficiary as may be provided under Article VII, Section C, of this Plan.
Revised Effective 1/1/97

In the event that a Participant ceases to meet the eligibility requirements for receiving an offer of participation in the Plan, the Officers Compensation Committee shall withdraw its offer of participation to the Participant effective on the first day of the month immediately following the date on which it is determined that the Participant has ceased to meet the eligibility requirements.
Article III
III.	Deferral Election
Prior to January 1 of each year, each Participant may make an irrevocable written election to defer a specific whole percentage, not exceeding 15%, of gross pay, as defined below, earned during that year. With respect to the year during which the Deferred Compensation Plan becomes effective, each eligible employee who has received an offer to participate in the Plan may make an irrevocable written election to defer a specific whole percentage, not exceeding 15%, of gross pay earned during the balance of that year. However, such election must be made within 30 days following the effective date of the Plan and will be effective with respect to gross pay earned after the last day of the month during which the deferral election is made.
In order to participate in the first year in which an employee receives an offer to participate in the Plan, he or she must make an irrevocable written election, within 30 days after the date of the offer, to defer a specific whole percentage, not exceeding 15%, of gross pay he or she earns during the balance of the year. However, such election will be effective with respect to gross pay earned after the last day of the month during which the deferral election is made.
In the case of any Participant who is receiving a miscellaneous benefit adjustment and a related tax allowance, any monies deferred by such Participant shall be deemed to first come from such adjustment, then from such allowance, and then from all other components of the individual’s gross pay.
Each election shall be filed with the Officers Compensation Committee. Any amounts deferred under an election will be deemed to bear interest from the first day of the month following the date of
Revised Effective 1/1/97

deferral to the date of payment. Such interest will be added to the balance owed to the Participant or Beneficiary as of the first day of the following month. The balance owed to any Participant or Beneficiary will include any amount deferred (and the interest accrued on such deferrals), but unpaid, under the former Bosart Company Deferred Compensation Plan or the former Emro Propane Company Deferred Compensation Plan.
For interest credited on or before July 1, 1993, such interest was computed on the balance owed to the Participant on the last day of the immediately preceding month at a rate equal to the three-year U.S. Treasury rate (“Treasury note yield”) on the first business day of the applicable three-month period beginning either January 1, April 1, July 1, or October 1, plus 0.5%.
For interest credited after July 1, 1993, but before January 1, 1997, such interest will be computed on the balance owed to the Participant on the last day of the immediately preceding month at a rate equal to the ten-year U.S. Treasury note yield (“Treasury note yield”) as published in the Wall Street Journal on the first business day of the applicable three-month period beginning either January 1, April 1, July 1, or October 1, plus 1%.
For interest credited after January 1, 1997, such interest will be computed on the balance owed to the Participant on the last day of the immediately preceding month at a rate equal to the average Prime Rate of the 30 largest banks, as published in the Wall Street Journal on the first business day of the applicable three-month period beginning either January 1, April 1, July 1, or October 1. In the event of the discontinuance of the Treasury note yield for any reason, interest will be credited at a similar rate as chosen by the Company.
Revised Effective 1/1/97

Gross pay generally means the basic compensation paid to an employee by the Company and includes bonuses, miscellaneous benefit adjustments and any related tax allowance, military pay and commissions; however, bonuses paid after a Participant terminates, other tax allowances, suggestion awards, travel pay, relocation allowances, moving expense reimbursements, or similar special payments will be excluded.
Article IV
IV.	Payment
Payment of benefits under this Plan shall be made either upon the Participant’s termination of employment from the Company or upon the Participant’s termination of employment from the controlled group as defined in Article VII(B), in a single sum payment or in such other form as may be approved by the Plan Administrator prior to the Participant’s termination of employment with the Company. Termination of employment shall include but not be limited to transfer, resignation or retirement from the Company, disability (as defined in section 72(m) (7) of the Internal Revenue Code), or death. The balance of any benefit under this Plan not paid at the employee’s termination of employment shall accrue interest at the rate provided under Article III of this Deferred Compensation Plan until the entire balance has been paid.
Upon the death of a Participant before the payment of the entire balance of the Participant’s benefit under this Plan, such remaining benefit shall be payable to the Participant’s Beneficiary, as designated pursuant to Article VII(C), in full on or before the first day of the third month following the date of the Participant’s death.
The Plan Administrator has the sole discretion to approve a payment of all or a part of a Participant’s benefits under the Plan prior to the Participant’s termination of employment for a financial emergency. The Plan Administrator may also approve a payment of all or a part of the benefits payable to a Beneficiary under the Plan for a financial emergency. A financial emergency is defined as an unanticipated emergency that is caused by an event beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to the individual if the early payment were not permitted. All such payments will be limited to the amount necessary to satisfy the
Revised Effective 1/1/97

financial emergency.
All payments of deferred compensation and the interest thereon shall be made in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of any deferred compensation. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
Article V
V.	Administration of Deferred Compensation Plan
The Company has delegated its administrative authority hereunder to the person that it designates as the Plan Administrator. The Plan Administrator shall have authority to control and manage the operation and administration of the Deferred Compensation Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder.
Article VI
VI.	Amendment or Termination
        A. Amendments and Termination
The Company in its sole discretion and through its Board of Directors may amend or terminate this Plan at any time, but in no event shall such amendment or termination adversely affect the benefits accrued to the Participants or Beneficiaries hereunder prior to the effective date of such amendment or termination. Amendments may be made prospectively or retroactively.
B.	Notice of Amendment or Termination
The Plan Administrator shall notify Participants or Beneficiaries of any amendment affecting their benefits under the Plan or terminating the Plan within a reasonable time after such action.
Revised Effective 1/1/97

Article VII
VII.	Miscellaneous
A.	No Guarantee of Employment, etc.
Neither the creation of the Deferred Compensation Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.
B.	Rights of Participants and Beneficiaries
Payment of benefits hereunder to Participants or Beneficiaries shall be made only to them and upon their personal receipts or endorsements, and there shall be no interest in any benefits to be paid prospectively. Benefits hereunder or the expectation of such benefits shall not be assignable by operation of law or otherwise, or be subject in any manner to anticipation, alienation, sale, transfer, pledge, encumbrance, or to reduction for the debts or defaults of such Participants or Beneficiaries whether to the Company or to others. However, this Section B shall not apply to portions of benefits applied at the direction of the person eligible to receive such benefits to the premiums on post-retirement life or health insurance provided under any Company program sponsored by a member of the controlled group, or to the withholding of taxes.
“Controlled group” means USX Corporation (USX) and any other corporation, trust or estate, or partnership in which USX owns, either directly or indirectly, at least 80% of either the voting stock, the total value of shares of all classes of stock, the actuarial interest, the profits interest or capital interest.
In the case of mental incompetency of any person eligible to receive payment(s) under the Plan, payments shall be made to the person or institution satisfying the Company as to his, her or its right to receive payments for such eligible person.
Revised Effective 1/1/97

C.	Designation of Beneficiary
Subject to any designation guidelines established by the Plan Administrator, each Participant shall have the right at any time to designate, or to rescind or change such designation of, a primary and a contingent Beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Plan Administrator. The designation shall be effective as of the date filed with the Plan Administrator and shall be controlling over any disposition by will or otherwise. In the event that a Participant fails to so designate any Beneficiary, or in the event there shall be no Beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid out in lump sum form to the person or persons comprising the first surviving class of the following classes:
1. The Participant’s surviving spouse.
2. The Participant’s surviving children.
3. The Participant’s surviving parents.
4. The Participant’s surviving brothers and sisters.
5. The executor or administrator of the Participant’s estate.
D.	No Requirement to Fund
No provisions in this Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.
E.	Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the State of Ohio shall be the controlling state law in all matters relating to this Plan and shall apply.
Revised Effective 1/1/97

F.	Severability
If any provisions of the Deferred Compensation Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Deferred Compensation Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
Revised Effective 1/1/97